Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) made this July 8, 2016 (the “Effective Date”) between Dicerna Pharmaceuticals, Inc. (“Company’) on the one hand and Douglas M. Fambrough, III (the “Executive”) on the other hand.

WHEREAS, the Executive and the Company entered into an employment agreement on May 6, 2010 (the “Prior Agreement”);

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Prior Agreement should be amended and restated, as set forth herein;

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, on terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Term of Employment. The Executive’s employment under this Agreement shall commence on the Effective Date and shall end on such date as the Executive’s employment terminates in accordance with Section 4 of this Agreement. Subject to the balance of this Agreement, the Executive shall be an at-will employee of the Company whose employment may be terminated (by the Company or by the Executive) at any time, for any or no reason, in which case the Executive will be entitled to the separation benefits set forth in Section 4, below.

2. Duties.

a. Duties and Responsibilities. During his employment with the Company, the Executive shall have the title of President and Chief Executive Officer of the Company. The Executive shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability, provided that the Executive may engage in charitable, religious, civic and educational activities and community affairs, provided that such activities and community affairs do not, alone or in the aggregate, materially interfere with the proper performance of the Executive’s duties and responsibilities to the Company. The Executive shall have all of the customary powers and duties associated with his position and shall be subject to the Company’s policies, procedures, and approval practices, as generally in effect from time to time for all senior executives of the Company and the direction and oversight of the Board. The Executive will report directly to the Board.

b. Board Membership. The Executive shall serve as a member of the Board during Executive’s employment under this Agreement, subject to any required approval of the Company’s shareholders. The Executive shall resign from the Board effective upon the termination of the Executive’s employment with the Company for any reason.

3. Compensation and Related Matters.

a. Base Salary. The Company shall pay the Executive base salary at a rate of $20,416.67 every two weeks (which annualizes to $490,000), less withholdings and deductions required and/or permitted by law. The Executive’s base salary shall be paid in conformity with the Company’s payroll practices generally applicable to the Company’s senior executives.

b. Bonus. The Executive shall be eligible to be considered for a bonus upon achieving certain pre-determined performance targets to be set by the Committee within the first 90 days of each calendar year to which the targets relate and consistent with any incentive compensation plan established by the Committee. The bonus shall be based, in part, on the Executive’s performance. The grant of such a bonus shall be in the sole discretion of the Committee. The target bonus amount for which the Executive will be eligible is sixty percent (60%) of base salary earned for the calendar year. Bonuses will be earned only after they have been granted by the Committee. Any bonus shall be paid to the Executive following the close of the fiscal year to which it relates, in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned. The Executive must be actively employed by the Company at the time the Committee considers granting of bonuses to be eligible to receive such bonus.

c. Equity Compensation. Subject to approval of the Board or an appropriate committee thereof, Executive shall be eligible for equity compensation awards, in such amounts and subject to such terms as shall be commensurate with awards granted to other senior executives of the Company.

d. Benefits. During his employment, the Executive shall be entitled to participate in all employee benefit plans and programs, including paid sick leave and holidays, life insurance, disability, medical, dental, and retirement savings plans, to the same extent generally available to senior executives of the Company, in accordance with the terms of those plans and programs. The Executive shall be permitted up to four (4) weeks of paid vacation per year, which will accrue on a monthly basis.

e. Expenses.

i. Business Expenses. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with Company business and within standards to be established by the Board from time to time, including, without limitation, travel and accommodations for authorized business trips, provided that vouchers therefor, or other supporting information as the Company may reasonably require, are presented to the Company.

ii. Reimbursement Requirements. The Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. Any reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder (together, such Code section and applicable rules and regulations herein referred to as “Section 409A”) shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive, and the expenses eligible for reimbursement in any tax year will not affect the expenses eligible for reimbursement in any other tax year.

f. Indemnification; Liability Insurance. The Company agrees to indemnify and hold harmless the Executive for the Executive’s conduct as an officer, director and employee of the Company and to provide the Executive with directors’ and officers’ liability insurance coverage, to the extent that the Company provides such aforementioned indemnification right and liability insurance coverage to similarly situated officers and directors of the Company.

4. Termination.

a. Rights and Duties. The Executive is an employee “at will.” Accordingly, the Company or the Executive may terminate his employment, at any time for any lawful reason, or no reason. The Executive and the Company agree that, without modifying or altering the Executive’s “at will” status each will provide the other with at least thirty (30) days’ prior written notice of termination of the Executive’s employment with the Company. If the Executive gives notice of termination, except in the case of a termination by the Executive for “Good Reason” as set forth below, such notice will be deemed a voluntary resignation by the Executive and the Company, in its sole discretion, may elect to relieve the Executive of any obligation to perform duties during the notice period, without changing the status of such termination as a voluntary resignation by the Executive. Should the Company in the event of a voluntary resignation decide to relieve the Executive of any obligation to perform duties during the notice period, it shall nonetheless continue his compensation and benefits for the term of the notice period, except that no bonus shall be earned or awarded during and after the notice period.

b. Termination for “Good Reason.” The Executive may terminate his employment at any time for “Good Reason.” “Good Reason” shall mean:

i. A material diminution in the Executive’s authority, duties or responsibilities, or a requirement that he be required to report to an officer or employee rather than to the Board;

ii. A material diminution by the Company in the Executive’s annual base compensation then in effect, except those changes generally affecting the members of the Company’s management;

iii. An action or inaction by the Company that constitutes a material breach by the Company of the terms of this Agreement. If such breach is reasonably possible of being cured in the opinion of the Company, then the Company will be given thirty (30) days after written notice from the Executive of such breach to cure; or

iv. A requirement that the Executive be based more than fifty (50) miles from the offices at which he was principally employed immediately prior to the date of termination.

The parties acknowledge and agree that “Good Reason” shall not be deemed to have occurred unless: (1) the Executive provides the Company with written notice that he intends to terminate his employment hereunder for one of the Good Reason grounds set forth in Section 4.b. within sixty (60) days of the initial occurrence of such ground, with such notice containing a description of such ground, (2) if such Good Reason ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) the Executive terminates his employment within one hundred twenty (120) days from the date that such Good Reason ground first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of a Good Reason ground, and failure to adhere to such conditions in the event of the occurrence of grounds that would otherwise have constituted Good Reason had the conditions herein been satisfied shall not disqualify the Executive from asserting and satisfying the conditions for Good Reason for any subsequent occurrence that may constitute Good Reason.

c. Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for “Cause.” “Cause” shall mean:

i. Executive’s commission of an act of fraud or dishonesty which may or does adversely affect the Company;

ii. The Executive’s conviction or plea of guilty or nolo contendere to or engaging in any felony or crime involving moral turpitude, fraud, misrepresentation or other crime and/or indictment for a crime that, in the reasonable opinion of the Company, affects the Executive’s ability to perform the duties set forth in this Agreement and/or reflects negatively upon the Company;

iii. Unauthorized disclosure by the Executive of the Company’s Proprietary Information, as defined in the Nondisclosure, Noncompetition and Assignment Agreement which results or could have been reasonably foreseen to result, in a material financial loss to the Company; or

iv. The Executive’s failure (which shall not include any Disability as defined below) or refusal to perform the duties and responsibilities of his employment and/or to follow the policies and procedures of the Company, including without limitation the failure or refusal to carry out lawful instructions from the Board. If such failure or refusal is reasonably possible of being cured in the opinion of the Company, then the Executive will be given thirty (30) days after written notice from the Company of such failure or refusal to cure.

d. Termination in the Event of Death or Disability. The Agreement shall terminate upon the Executive’s death or Disability. For purposes of the Agreement, “Disability” is defined as any illness, injury, accident or condition of either a physical or psychological nature as a result of which the Executive is unable to perform the essential functions of his duties and responsibilities hereunder for ninety (90) days during any period of three hundred sixty five (365) consecutive calendar days or for any consecutive ninety (90) day period.

e. Effect of Termination.

i. If the Executive is terminated by the Company for Cause, or by the Executive other than for Good Reason, the Executive will only be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment. In addition, the Executive may exercise, to the extent vested but unexercised, any outstanding option awards within three (3) months after the date the Executive ceases to be an employee of the Company or within the originally prescribed term of the applicable option, whichever is earlier (but not thereafter).

ii. If the Executive is terminated by the Company other than for Cause or due to the Executive’s Disability, as defined above (either of which will be deemed an involuntary termination), or the Executive terminates for Good Reason, the Executive will be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and, in exchange for the Executive’s execution and non-revocation of a separation agreement and general release provided by the Company, which must be executed by the Executive, returned to the Company and not revoked by the Executive within the applicable Execution Period (the Execution Period shall be the thirty (30) day period beginning on the date of Executive’s termination of employment, or, if necessary in order to comply with applicable legal requirements for releases under the Older Workers Benefit Protection Act or related employment law, as determined by the Company in its sole discretion, the sixty (60) day period beginning on the date of the Executive’s termination of employment), the following:

a) Continuation of the Executive’s base salary at the rate in effect as of the day immediately preceding his date of termination for eighteen (18) months following the date of termination, payable in accordance with the Company’s regular payroll practices, with such payment to commence on the Company’s next regularly scheduled payroll following the 10th day after the expiration of the applicable Execution Period in which the Executive provides to the Company the executed separation agreement and general release described above; provided, however that the first installment shall include all amounts which would have been paid during the period between the Executive’s date of termination and the date of such first installment and provided, further, that each installment shall be considered a separate payment for purposes of Section 409A of the Code.

b) The Executive shall be eligible to continue health benefits pursuant to COBRA or the appropriate state equivalent. If the Executive is eligible for and properly elects continuation of such coverage during the required timeframe, the Company will pay the premiums for such group health insurance coverage for the shorter of: (i) eighteen (18) months or (ii) until the Executive becomes eligible for health benefits through another employer or otherwise. After the shorter period, the Executive will be responsible for premium payments for continuation of such group health insurance coverage, pursuant to the terms and conditions of COBRA.

c) Payment of a pro-rata portion of the actual amount of the Executive’s annual bonus based on actual performance determined under the terms of the Company’s annual bonus program as then in effect, with such pro-rata portion calculated by multiplying the actual amount of such bonus for the year in which such termination occurs by a number: (x) the numerator of which is the number of days worked by the Executive during the fiscal year prior to termination, and (y) the denominator of which is three hundred sixty five (365), with such payment to be made after the determination of the bonus funding level (but in no event later than March 15 of the calendar year following the year in which the Executive’s termination occurs).

d) Unvested option awards held by the Executive that are scheduled to vest within twelve (12) months following the Executive’s date of termination shall accelerate in full upon such termination and shall be exercisable for three (3) months after the date the Executive ceases to be an employee of the Company or within the originally prescribed term of the applicable option, whichever is earlier (but not thereafter).

iii. For clarity, in the event of a termination by the Executive for Good Reason, the Executive shall be entitled to the separation compensation and benefits set forth in Section 4.e.ii. of this Agreement.

iv. If the Agreement is terminated because of the Executive’s death, the Company shall pay to the estate of the Executive the salary and benefits which would otherwise have been payable to the Executive up to the date of termination of his employment because of death.

v. In the event that a Change of Control (as defined below) occurs and, if within one (1) year thereafter, the Executive’s employment is terminated as an involuntary termination by the Company for a reason other than for Cause, or by the Executive for Good Reason, then the Executive will be entitled to a payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and the following:

a) A lump sum payment equal to (i) 1.5, multiplied by (ii) the sum of (A) the Executive’s annual base salary in the amount in effect as of the day immediately preceding his date of termination, plus (B) the Executive’s target annual bonus for the year in which the termination occurs, with such payment to be made on the Company’s next regularly scheduled payroll following the 10th day after the expiration of the applicable Execution Period in which the Executive provides to the Company the executed separation agreement and general release described below.

b) The Executive shall be eligible to continue health benefits pursuant to COBRA or the appropriate state equivalent. If the Executive is eligible for and properly elects continuation of such coverage during the required timeframe, the Company will pay the premiums for such group health insurance coverage for the shorter of: (i) eighteen (18) months or (ii) until the Executive becomes eligible for health benefits through another employer or otherwise. After the shorter period, the Executive will be responsible for premium payments for continuation of such group health insurance coverage, pursuant to the terms and conditions of COBRA.

c) Payment of a pro-rata portion of the target amount of the Executive’s annual bonus, with such pro-rata portion calculated by multiplying the target amount of such bonus for the year in which such termination occurs by a number: (x) the numerator of which is the number of days worked by the Executive during the fiscal year prior to termination, and (y) the denominator of which is three hundred sixty five (365), with such payment to be made on the Company’s next regularly scheduled payroll following the 10th day after the expiration of the applicable Execution Period in which the Executive provides to the Company the executed separation agreement and general release described below (but in no event later than March 15 of the calendar year following the year in which the Executive’s termination occurs).

d) Unvested option awards held by the Executive shall accelerate in full upon such termination of employment and shall be exercisable for three (3) months after the date the Executive ceases to be an employee of the Company or within the originally prescribed term of the applicable option, whichever is earlier (but not thereafter).

The provision of payments and benefits under this paragraph (beyond payment of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment) also are subject to the Executive’s execution of a separation agreement and general release provided by the Company within the time period set forth in Section 4.e.ii.(a) and (c) above. The terms and conditions of any applicable Stock Agreements shall provide for acceleration as described above. For purposes of this Agreement, “Change of Control” means the occurrence of a merger or consolidation of the Company whether or not approved by the Board of Directors, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or a merger or consolidation which is in effect a financing transaction for the Company, including, but not limited to, a reverse merger of the Company into a publicly traded “shell” company, or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, provided that, in any case, “Change of Control” shall be a “change in control event” determined in accordance with Regulation §1.409A-3(i)(5).

5. Nondisclosure, Noncompetition, Nonsolicitation and Inventions. As a condition of the Executive’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Executive agrees to continue to be bound by the terms of the Nondisclosure, Noncompetition and Assignment Agreement, entered into by the Executive as of May 6, 2010. The Executive acknowledges that the Company would not offer him employment or provide compensation and/or benefits set forth above if he was not willing to be bound by the terms of such agreement.

6. Certifications to the Company. By signing this Agreement, the Executive is certifying and representing to the Company that: (a) he is free to enter into and fully perform the duties of his position as an employee or director of the Company; (b) he is not subject to any employment, confidentiality, non-competition or other agreement that would restrict his right to work for or serve on the Board of the Company in any way, and he has provided the Company with a copy of any agreement that could be interpreted as restricting his right to work for the Company in any way; (c) his employment and Board membership with the Company does not violate any order, judgment or injunction applicable to him, and he has provided the Company with a copy of any such order, judgment or injunction which may be applicable to him; and (d) all facts he has presented to the Company are accurate and true, including oral and written statements regarding his education, training, qualifications, and prior work experience.

7. Notice.

a. To the Company. The Executive will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies him to use):

David Madden Chairman of the Board of Directors Dicerna Pharmaceuticals, Inc. 87 Cambridgepark Drive Cambridge, MA 02140 Phone: (617) 621-8097
With a copy to:
Sam Zucker Sidley Austin LLP 1001 Page Mill Road Building 1 Palo Alto, CA 94304 Phone: (650) 565-7111

b. To the Executive. All communications from the Company to the Executive relating to this Agreement shall be sent to the Executive in writing, addressed as follows (or in any other manner he notifies the Company to use):

Douglas M. Fambrough, III At the address on file in the Company’s records
With a copy to:

c. Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (1) three business days after mailing by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this section.

8. Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer duly authorized by the Board and the Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

9. Choice of Law; Forum Selection. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles. Any claims or legal actions by one party against the other regarding this Agreement shall be commenced and maintained in any state or federal court located in the Commonwealth of Massachusetts, and the parties hereby submit to the jurisdiction and venue of any such court.

10. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and his estate, but the Executive may not assign or pledge this Agreement or any rights arising under it. Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

11. Taxes; Code Sections 409A and 280G.

a. The Company shall withhold taxes from payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law.

b. If any of the benefits set forth in this Agreement are “deferred compensation” subject to Section 409A, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A before a distribution of such benefits can commence. For purposes of clarification, this section shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs. In addition, if any amount to be paid to the Executive pursuant to this Agreement is “deferred compensation” subject to Section 409A, then (i) if such amounts are payable upon the Executive’s separation from service and the Executive is a “Specified Employee” (as defined under Section 409A) as of the date of the Executive’s separation from service hereunder, then, to the extent necessary to avoid the imposition of accelerated or increased income taxes, excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by Company to the Executive hereunder during the first six (6) month period following the date of a separation from service hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since Executive’s separation from service or such earlier time as may be permitted under Section 409A of the Code and (ii) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years. Any deferred compensation payments delayed in accordance with the six-month delay set forth in this Section 11 shall be paid in a lump sum when paid and shall be adjusted for earnings in accordance with the applicable short term rate under Section 1274(d) of the Code.

c. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

d. The parties intend this Agreement to be in compliance with Section 409A. However, the Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

e. If any payment or benefit the Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (whether under this Agreement or otherwise) (such payment or benefit, for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. The Payments will be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity awards that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

14. Entire Agreement; Prior Agreements. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and, unless otherwise provided herein, supersedes all prior agreements or understandings written or oral in respect thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the date first written above.

DICERNA PHARMACEUTICALS, INC.

Date: July 7, 2016	/s/ David M. Madden
By: David M. Madden
Its: Chairman

Douglas M. Fambrough, III

Date: July 7, 2016	/s/ Douglas M. Fambrough, III